TO:       All Media Outlets

FROM:     Standard Management Corporation
          9100 Keystone Crossing, 6th Floor
          Indianapolis, IN  46240

DATE:     July 19, 1996

CONTACT:  Kevin L. Wedmore
          317-574-5221

                           FOR IMMEDIATE RELEASE

                Standard Management Announces Acquisition of
                        Shelby Life Insurance Company

     (Indianapolis, IN) Standard Management Corporation ("SMC" or the "Company") [NASDAQ: SMAN] Chairman, Ronald D. Hunter, and Delta Life and Annuity ("DLAC") Chairman, Jerry Tsai, Jr., announced today their respective companies had entered into an agreement for SMC subsidiary Standard Life Insurance Company of Indiana to acquire Shelby Life Insurance Company ("Shelby"), a wholly owned subsidiary of DLAC, in a deal that involves cash and stock.

TERMS
     Under terms of the agreement, SMC will purchase Shelby for approximately $14 million, including $13 million in cash and 250,000 shares of SMC common stock. In addition, an extraordinary dividend of $3 million will be paid to the seller at closing, with regulatory approval. Financing for the transaction will be provided by senior debt of $10 million from Fleet National Bank and the balance in subordinated convertible debt from Conseco, Inc., a Carmel, IN based financial services holding company.

RESULTS OF TRANSACTION
     The transaction would increase SMC's total assets by approximately $105 million and add over 21,000 policies to SMC's current policy count. Shelby reported over $1 billion of life insurance in force at year end, 1995, raising the total of in force life insurance for SMC to over $3.1 billion upon completion of the transaction. Shelby currently reports approximately $6 million per year in statutory life insurance and annuity premium income. In addition, SMC will increase its agent base by approximately 900 agents.

     SMC chairman, Ronald D. Hunter, noted, "This acquisition reflects our continued commitment to grow through strategic acquisitions as well as internal sales. Shelby's product mix and distribution channels provide us with over $105 million in quality assets and takes our total in force life insurance to over $3 billion. The additional 21,000 policies we will be bringing in house will allow us to benefit from efficiencies that would be used to significantly reduce general expenses associated with Shelby and should have a positive impact upon our operational earnings."

     "Conseco Capital Management will continue to manage our investments. SMC's total assets will now approach $600 million. This acquisition takes us another step toward achieving our goal of reaching $1 billion in assets," continued Hunter.

     The transaction is expected to be completed in the fourth quarter of 1996, subject to regulatory approval.

STANDARD MANAGEMENT CORPORATION
     Standard Management Corporation is an Indianapolis, IN based financial services holding company with operations in the U.S. and Europe. Its stated growth strategy is through the sale and distribution of life insurance related products and through the acquisition of other companies and blocks of business. The company has grown from $198 million in assets since its IPO in February, 1993, to over $470 million at March 31, 1996. In addition, the Company has shown an increase in shareholder equity from $4.8 million to $37.5 million during the same period.